Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the foregoing Statement on Schedule 13D, dated May 10, 2012, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Date: May 10, 2012

/s/ Bartek Bulzak
Bartek Bulzak

8040397 Canada Inc.

By:	/s/ Bartek Bulzak
Name:	Bartek Bulzak
Title:	President